EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of Deutsche Telekom AG, a stock corporation organized under the laws of the Federal Republic of Germany, T-Mobile International AG, a stock corporation organized under the laws of the Federal Republic of Germany, T-Mobile Global Holding GmbH, a corporation with limited liability organized under the laws of the Federal Republic of Germany, and T-Mobile USA, Inc., a Delaware corporation, agrees to the joint filing of a statement on Schedule 13D (including any amendments thereto) with respect to the Class A common stock, par value $.01 per share, of SunCom Wireless Holdings, Inc., a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings. This Joint Filing Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

Date: September 26, 2007

DEUTSCHE TELEKOM AG

By:  /s/ Guido Kerkhoff

Name: Guido Kerkhoff

Title: Senior Executive Vice President and Chief Accounting Officer

By:  /s/ Kevin Copp

Name: Kevin Copp

Title: Senior Executive Vice President, Mergers and Acquisitions

T-MOBILE INTERNATIONAL AG

By:  /s/ Katharina Hollender

Name: Katharina Hollender

Title: Chief Financial Officer

By:   /s/ Lothar Harings

Name: Lothar Harings

Title: Chief Human Resources Officer

T-MOBILE GLOBAL HOLDING GMBH

By:  /s/ Uli Kuhbacher

Name: Uli Kuhbacher

Title: Managing Director

By:   /s/ Wolfgang Kniese

Name: Wolfgang Kniese

Title: Managing Director

T-MOBILE USA, INC.

By:  /s/ David A. Miller

Name: David A. Miller

Title: Senior Vice President and General Counsel